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                                                                   EXHIBIT 99.1

                                      G&L
                                      ---
                                 REALTY CORP.
                                     NEWS


RELEASE:                                  CONTACT:
Immediate                                David Hamer   310-273-9930
                                        E-mail:dhamer@glrealty.com

              G&L REALTY CORP. ANNOUNCES THAT SPECIAL COMMITTEE
              -------------------------------------------------
                           DECLINES WEISMAN PROPOSAL
                           -------------------------


BEVERLY HILLS, California, September 5, 2001. G&L Realty Corp. (NYSE: GLR) announced that the special committee of its board of directors has advised Lyle Weisman and his associates (the "Weisman Group") that it is unable to recommend to the full board of directors that it proceed with the transaction outlined in the Weisman Group's latest proposal made August 21, 2001. The special committee stated that it had concluded that there is no reasonable possibility that the Weisman Group could complete the acquisition of at least 50.1% of the outstanding common stock of the Company as contemplated by the proposal.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "will," "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.



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                               G&L Realty Corp.
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                       Tel:310-273-9930 fax:310-248-2222